EXPLORATION AND PURCHASE OPTION AGREEMENT, ENTERED INTO BY AND BETWEEN MINERA CORALILLO, S.A. DE C.V., HEREINAFTER  REFERRED TO AS "CORALILLO", REPRESENTED BY ING. PORFIRIO CESAR AUGUSTO PADILLA LARA, AND MINERA LAGARTOS, S.A. DE C.V, HEREINAFTER REFERRED TO AS "LAGARTOS", REPRESENTED BY ING. PORFIRIO PADILLA LARA , AND MEGA CAPITAL INVESTMENTS INC., HEREINAFTER REFERRED TO AS “MEGA”, REPRESENTED BY MR. DAVID G. S. PEARCE, IN ACCORDANCE WITH THE FOLLOWING REPRESENTATIONS AND CLAUSES:

REPRESENTATIONS AND WARRANTIES

I.

CORALILLO, through its representative states that:

a)

It is a commercial company organized and existing under the laws of the Mexican Republic, whose main purpose is the development, exploration, exploitation and beneficiation of minerals, in accordance with the Mexican Republic Mining Law and its Rules in effect (the "Mining Law"), as provided in the public deed N° 4696, volume 270, granted on November 21, 1996, before Mr. Prospero Ignacio Soto Wendlant, Notary Public N° 5 of Hermosillo, Sonora, duly registered before the Public Register of Commerce of Hermosillo, Sonora in Book 1, Entry N° 13698, volume 149 on March 7, 1997 and duly registered before the Public Register of Mining on N° 125, pages 151 front and back and 152 front, volume XXXIII of the Mining Companies File on May 30, 1997;

b)

It is the legal and only concessionary or applicant of the rights derived from the mining concessions described below, located in the municipalities of Santa Eulalia, Chihuahua, hereinafter referred to as the "MINING LOTS" or the “Property”:

CLAIM NAME	CONC.		APPLICATION	TITLE	ISSUE	EXPIRATION	SIZE IN
	TYPE		NUMBER	NUMBER	DATE	DATE	HECTARES
MINERA CORALILLO, S.A. DE C.V.

GUIGUI	X	16/	1-1.3/938	217493	16-Jul-2002	15-Jul-2052	4009.0329
EL FAISAN	X	16/	1-1.3/1182	214631	26-Oct-2001	25-Oct-2051	16.0000
LOS ARENALES	X	16/	1-1.3/ 1011	214622	26-Oct-2001	25-Oct-2051	18.0000
GUIGUI 2	E	16/	27991	Pending			489.1336
GUIGUI 3 FRACTION 1	E	16/	29944	Pending			17.0150
GUIGUI 3 FRACTION 2	E	16/	29944	Pending			1.5197
GUIGUI 4	E	16/	30320	Pending			3.0000
						TOTAL	4553.7012

 c)

The MINING LOTS are legal and in force mining exploration concessions and/or applications for mining concessions in accordance with the laws of the Mexican Republic and are free and clear of any lien and/or limitation of ownership and in full compliance with its obligations in accordance with the Mining Law in force, and any applications for concessions are regular and in compliance with all legal requirements to become mining concessions;

d)

CORALILLO has not transferred, sold, pledged or granted or promised to transfer, sell, pledge or grant any right over the rights derived from the MINING LOTS and that it has no obligation to any third parties which may hinder the execution or performance of this Agreement;

e)

There is no claim or challenge against the ownership by CORALILLO of the MINING LOTS nor are there any outstanding agreements or options to acquire or purchase the MINING LOTS or any portion thereof;

f)

The conditions regarding and related to the MINING LOTS and the operations related to same are in full compliance with governing laws in environmental matters, including, but not limited to, matters related to the storage and disposal of wastes;

g)

There are no current orders or requirements existing related to environmental matters for which any restoration, work, construction or expenses with respect to the MINING LOTS or to the operations related thereto are requested, nor has CORALILLO received any notice related to the foregoing, nor does there exist any basis on which such orders or requirements could be issued;

h)

CORALILLO is not aware of any material fact or circumstance which has not been disclosed to LAGARTOS and MEGA which should be disclosed in order to prevent the representations and warranties in this section from being misleading or which may be material to LAGARTOS' or MEGA's decision to enter into this Agreement and acquire an interest in the MINING LOTS; and

i)

All exploration information and data, including, but not limited to, geological, geophysical and geochemical information related to the MINING LOTS with respect to which CORALILLO has knowledge are available to LAGARTOS and MEGA, allowing LAGARTOS and MEGA to verify that the information given is true, clear and concise, and if not, CORALILLO grants  the right  to LAGARTOS and MEGA to renegotiate the terms of this Agreement.

II.

LAGARTOS, through its representative states that:

a)

It is a commercial company organized and existing under the laws of the Mexican Republic, whose main purpose is the development, exploration, exploitation and beneficiation of minerals, in accordance with the Mexican Republic Mining Law and its Rules in effect (the "Mining Law"), as provided in the public deed N° 10,450, volume 310, granted on September 07, 2001, before Mr. Prospero Ignacio Soto Wendlant, Notary Public N° 5 of Hermosillo, Sonora, duly registered before the Public Register of Commerce of Hermosillo, Sonora in Book 1, Entry N° 21166, volume 661 on November 26, 2001, and duly registered before the Public Register of Mining in N° 108, page 54 front and back, volume XXXVII of the Mining Companies File on December 14, 2001;

b)

It has complete power and authority and legal and economic ability to enter into this Agreement and to carry out and perform all of its obligations and duties hereunder;

c)

The above written representations and warranties of CORALILLO are conditions upon which LAGARTOS relied in entering into this Agreement and shall continue in effect even after the acquisition of any right in respect of the MINING LOTS by LAGARTOS hereunder; and

d)

The power of attorney by which its representative, Ing. Porfirio Padilla Lara, represents it, has not been cancelled or revoked in any manner.

III.

MEGA, through its representative states that:

a)

It is a commercial company organized and existing under the laws of the province of British Columbia;

b)

It has complete power and authority and legal and economic ability to enter into this Agreement and to carry out and perform all of its obligations and duties hereunder;

c)

The above written representations and warranties of CORALILLO are conditions upon which MEGA relied in entering into this Agreement and shall continue in effect even after the acquisition of any right in respect of the MINING LOTS by MEGA hereunder; and

d)

The power of attorney by which its representative, David G. S. Pearce, represents it, has not been cancelled or revoked in any manner.

In consideration of the before mentioned, the parties agree as follows:

CLAUSES

1.

DEFINITIONS

1.1

Unless otherwise required, the following words and expressions in this Agreement shall have the following meanings:

(a)

"Acceptance Date" shall mean the date this Agreement is accepted by the TSX Venture Exchange;

(b)

"Affiliate" shall mean any company or other form of enterprise that directly or indirectly controls, is controlled by, or is under common control with, any party to this Agreement. For the purposes of the preceding sentence, "control" means possession, directly or indirectly, of the power to direct or cause direction of management and policies through ownership of voting securities, agreement, voting trust or otherwise;

(c)

"Agreement" shall mean this Exploration and Purchase Option Agreement, together with its Schedules and amendments thereto;

(d)

“CORALILLO” shall mean the commercial company organized and existing under the laws of the Mexican Republic, whose main purpose is the development, exploration, exploitation and benefit of minerals, in accordance with the Mining Law and its Rules in effect, as provided in the public deed N° 4696, volume 270, granted on November 21, 1996, before Mr. Prospero Ignacio Soto Wendlant, Notary Public N° 5 of Hermosillo, Sonora, duly registered before the Public Register of Commerce of Hermosillo, Sonora in Book 1, Entry N° 13698, volume 149 on March 7, 1997 and duly registered before the Public Register of Mining on N° 125, pages 151 front and back and 152 front, volume XXXIII of the Mining Companies File on May 30, 1997;

(e)

“Commercial Production” shall mean the commercial exploitation of ore, but does not include milling for the purpose of testing or milling or leaching by a pilot plant or during the initial tune-up period of the plant. Commercial Production will be deemed to have commenced on the earlier of: 1) the first day of the month following the first period of sixty (60) consecutive days during which ore has been processed through a plant whether located on or off the Property and whether owned by LAGARTOS or engaged by LAGARTOS on a custom-milling basis at an average rate of not less than eighty five (85%) percent of the rated capacity of such plant, if the plant is dedicated to milling more than 95% of ores from the Property; or 2) the first day of the month following the sixth consecutive month of beneficiating ores from the Property.  In the event that the Property provides less than 95% of the feed for said LAGARTOS or custom milling facilities, “Commercial Production” shall be deemed to have commenced on the first day of the month following the fourth consecutive month of beneficiating ores from the Property;

(f)

“Concession Rights” shall mean the mining concession rights to explore the MINING LOTS;

(g)

"Dollars" and "$" shall mean lawful currency of the United States of America, except for those cases in which other currency is specifically referred to;

(h)

"Exchange" shall mean the TSX Venture Exchange;

(i)

"Execution Date" shall mean the execution date of this Agreement;

(j)

“Expenditures” shall mean all costs, expenses, obligations and liabilities of whatever kind or nature, spent or incurred directly or indirectly by LAGARTOS in connection with the acquisition, maintenance (including taxes), exploration and development of the MINING LOTS, including a charge for management and other general or indirect costs, equal to ten per cent (10%) of all other Expenditures;

(k)

"Facilities" shall mean all surface roads, all mines, structures and physical plants, including but not limited to, all pits, shafts, haulageways and other underground workings, and all buildings, physical plants and other structures, fixtures and improvements, and all other property, whether fixed or movable, as the same may exist at any time in or outside the MINING LOTS if for the benefit of same;

(l)

“LAGARTOS” shall mean the commercial company organized and existing under the laws of the Mexican Republic, whose main purpose is the development, exploration, exploitation and benefit of minerals, in accordance with the Mining Law and its Rules in effect, as provided in the public deed N° 10,450, volume 310, granted on September 07, 2001, before Mr. Prospero Ignacio Soto Wendlant, Notary Public N° 5 of Hermosillo, Sonora, duly registered before the Public Register of Commerce of Hermosillo, Sonora in Book 1, Entry N° 21166, volume 661 on November 26, 2001, and duly registered before the Public Register of Mining in N° 108, page 54 front and back, volume XXXVII of the Mining Companies File on December 14, 2001;

(m)

"MEGA" shall mean the commercial company organized and existing under the Company Act (British Columbia) under incorporation number 583882 on April 21, 1999;

(n)

"Minerals" shall mean all ores, metals, tailings, concentrates and other mineral  products produced from the MINING LOTS;

(o)

“Mineral Specimens” shall mean mineral crystals, either free-standing or encased in matrix, destined for marketing as mineral specimens rather than metallurgical extraction of their metallic components and shall include decorative rock specimens and lapidary materials including faceting or polishing rough;

(p)

“MINING LOTS” shall mean both the mining lots and applications for mining concessions referred to in Representation I.b) above;

(q)

“Net Smelter Returns” or “NSR” shall have the meaning set out in Schedule A to this Agreement;

(r)

”Operator” shall mean the individual or entity in charge to conduct or to contract a third party to conduct the exploration or exploitation of the MINING LOTS;

(s)

"Option" shall mean the exclusive and irrevocable purchase option granted by CORALILLO to LAGARTOS, pursuant to Section 2.3 of this Agreement, to acquire a one hundred percent (100%) right and interest in the MINING LOTS;

(t)

"Option Exercise Period" shall mean the period of sixty (60) months which commences on the Acceptance Date; and

(u)

“Royalty" shall mean the royalty described in section 3.1.

2.

EXPLORATION RIGHTS AND PURCHASE OPTION

2.1

CORALILLO hereby grants to LAGARTOS the exclusive and irrevocable right to explore the MINING LOTS, and grants to it the exclusive and irrevocable Option to acquire a one hundred percent (100%) right and interest in the MINING LOTS, free and clear of any lien or limitation of ownership, except for the NSR requirements set out in section 3.1 below, in consideration for the following:

(a)

LAGARTOS shall pay and deliver to CORALILLO the following payments (the "Payments") by way of cash or certified cheque or bank draft on or before the due date:

(i)

the amount of $50,000.00 (fifty thousand Dollars 00/100) plus the corresponding Value Added Tax (“IVA”)  within five (5) business days after the Acceptance Date;

(ii)

the amount of $50,000.00 (fifty thousand Dollars 00/100) plus the corresponding IVA not later than twelve (12) months after the Acceptance Date (the “Second Payment”);

(iii)

the amount of $100,000.00 (one hundred thousand Dollars 00/100) plus the corresponding IVA not later than twenty-four (24) months after the Acceptance Date (the “Third Payment”), provided, however, that if during the ten trading days prior to the date the Third Payment is due the average closing price of the common shares of MEGA on the Exchange is more than US$0.50, the Third Payment is waived by CORALILLO and need not be made, and neither party shall engage in any activity intended to manipulate or improperly influence the share price during the time period relevant to this sub-paragraph;

(iv)

the amount of $150,000.00 (one hundred fifty thousand Dollars 00/100) plus the corresponding IVA not later than thirty-six (36) months after the Acceptance Date (the “Fourth Payment”), provided, however, that if during the ten trading days prior to the date the Fourth Payment is due the average closing price of the common shares of MEGA on the Exchange is more than US$0.50, the Fourth Payment is waived by CORALILLO and need not be made; and neither party shall engage in any activity intended to manipulate or improperly influence the share price during the time period relevant to this sub-paragraph;

(v)

the amount of $200,000.00 (two hundred thousand Dollars 00/100) plus the corresponding IVA not later than forty-eight (48) months after the Acceptance Date (the “Fifth Payment”), provided, however, that if during the ten trading days prior to the date the Fifth Payment is due the average closing price of the common shares of MEGA on the Exchange is more than US$0.50, the Fifth Payment is waived by CORALILLO and need not be made, and neither party shall engage in any activity intended to manipulate or improperly influence the share price during the time period relevant to this sub-paragraph.

(b)

LAGARTOS will incur annual exploration Expenditures on the MINING LOTS, as follows:

(i)

the amount of $100,000 (one hundred thousand Dollars 00/100) within twelve (12) months following the Acceptance Date;

(ii)

the cumulative amount of $750,000.00 (seven hundred fifty thousand Dollars 00/100) within twenty-four (24) months following the Acceptance Date;

(iii)

the cumulative amount of $1,500,000.00 (one million five hundred thousand Dollars 00/100) within thirty-six (36) months following the Acceptance Date; and

(iv)

the cumulative amount of $2,500,000.00 (two million five hundred thousand Dollars 00/100) within forty-eight (48) months following the Acceptance Date; and

(c)

Subject to compliance with all applicable securities laws, MEGA will issue shares of its common stock (the "Shares") to CORALILLO as follows:

(i)

subject to the acceptance of the Exchange, 100,000 Shares within five (5) business days after the Acceptance Date; and

(ii)

subject to the acceptance of the Exchange, and if required by the Exchange, the approval of the shareholders of MEGA, commencing after eight (8) months following the Acceptance Date, MEGA will issue to CORALILLO one Share for each US dollar LAGARTOS has expended under section 2.1(b) above, calculated quarterly, up to a maximum of 2,000,000 Shares. Any Shares of MEGA issued under this section will be subject to all applicable resale rules, including a hold period of at least four months.

Provided that LAGARTOS is current with its obligations under section 2.1(a) and 2.1(c) above and has expended a cumulative minimum of $750,000 of Expenditures within twenty-four (24) months following the Acceptance Date as required by section 2.1(b)(ii) above, LAGARTOS may, at its sole option, elect to not incur any further Expenditures or make any further Payments or issue any further Shares under this section 2.1 and to enter into a joint venture with CORALILLO in respect of the MINING LOTS in which LAGARTOS is immediately vested with a 50% interest and CORALILLO will hold a 50% interest and CORALILLO will be the initial operator of the MINING LOTS under the joint venture and LAGARTOS and CORALILLO agree to enter into a joint venture agreement setting out the terms of such joint venture and including such other terms as are standard in the industry.

Provided that LAGARTOS is current with its obligations under section 2.1(a) and 2.1(c) above and has expended a cumulative minimum of $1,500,000 of Expenditures within thirty-six (36) months following the Acceptance Date as required by section 2.1(b)(iii) above, LAGARTOS may, at its sole option, elect to not incur any further Expenditures or make any further Payments or issue any further Shares under this section 2.1 and to enter into a joint venture with CORALILLO in respect of the MINING LOTS in which LAGARTOS is immediately vested with a 60% interest and CORALILLO will hold a 40% interest and LAGARTOS will have the option to be the initial operator of the MINING LOTS under the joint venture and LAGARTOS and CORALILLO agree to enter into a joint venture agreement setting out the terms of such joint venture and including such other terms as are standard in the industry. In the event that Lagartos elects to be the operator of the MINING LOTS but fails for a period of at least six (6) months to advance any exploration or development of the MINING LOTS, CORALILLO shall have the option to become the operator of the MINING LOTS.

2.2

All Payments, Expenditures and Share issuances set out in section 2.1 above are optional for LAGARTOS and MEGA, and as a consequence, they are not bound to make such Payments nor incur any of the Expenditures nor issue any Shares of MEGA on the understanding that if LAGARTOS does not make any one of the Payments, or does not incur the aforementioned Expenditures, or if MEGA does not issue the Shares, when due, the Option will terminate and consequently, in accordance with section 6 below, LAGARTOS and MEGA will not have any further obligations nor rights with regard to the MINING LOTS, and CORALILLO will be entitled to keep all Payments made by LAGARTOS or MEGA up to that date.

2.3

At any time during the Option Exercise Period, LAGARTOS may exercise the Option, and for this purpose it must be in full compliance with its obligations outlined in section 2.1 above at the time of exercise and pay the balance outstanding such that the total Payments to CORALILLO amount to $550,000.00 (Five hundred fifty thousand Dollars 00/100) and Share issuances amounting to 2,100,000 Shares (collectively, the “Option Price”).

2.4

From the Acceptance Date and during the Option Period, LAGARTOS will be the operator of the MINING LOTS and shall determine and control, at its discretion, all programs of exploration and development on the MINING LOTS. CORALILLO hereby guarantees LAGARTOS the use and peaceful occupation of the MINING LOTS.

2.5

LAGARTOS is authorized to carry out investigations, including drilling, geological, geophysical, geochemical studies and work of any other nature, including technical studies on the MINING LOTS. LAGARTOS is also empowered to take samples and/or bulk samples of Minerals from the MINING LOTS for assaying, metallurgical, and other testing.

2.6

Subject to the assumption of environmental and other liability by another person or persons conducting exploration as described in Section 2.8 as of the Acceptance Date and during the Option Exercise Period, LAGARTOS shall remain in compliance with obligations according to applicable Mexican laws, including but not limited to, environmental, labor, water rights and the Mining Laws and any costs to elevate the MINING LOTS to exploitation status at the applicable times. LAGARTOS shall be responsible for mining rights payments and taxes with respect to the MINING LOTS and all subsequently acquired claims as well as to prove exploration works/labors. LAGARTOS binds itself to maintain the MINING LOTS in good standing, free and clear of any lien or limited ownership and to defend the rights of same. Until LAGARTOS has exercised the Option, LAGARTOS will provide to CORALILLO all data for filing necessary calendar year work confirmations as required by the Mining Law. Semi-annually, LAGARTOS shall also provide CORALILLO with data showing that the MINING LOTS rights are still in force and in compliance with the Mining Law.

2.7

CORALILLO will cooperate and will use its best efforts to carry out all acts necessary to permit LAGARTOS to comply with the obligations derived from the mining concessions which cover the MINING LOTS, according to the mining legislation in effect.

2.8

LAGARTOS may hire CORALILLO’s affiliated company, MINERA CASCABEL S.A. de C.V., to carry out exploration work on the MINING LOTS, and unless both parties decide otherwise, LAGARTOS, or through third party contractors to whom free access to the MINING LOTS shall be allowed and whose identity will be made known to CORALILLO, will lead the exploration efforts. The person or persons who carry out the exploration efforts will assume any labor and environmental liability that may arise from its activities on the MINING LOTS. CORALILLO will charge LAGARTOS its regular fees plus 10% for overhead.

2.9

CORALILLO principals shall have visitation, publication, and research rights and access to the Property during the term of this Agreement as long as it does not interfere materially with production provided that they have first entered into written confidentiality agreements with Lagartos in a form satisfactory to Lagartos.

2.10

Once LAGARTOS has exercised the Option in accordance with section 2.1 or section 2.3 above, CORALILLO is obligated to provide all necessary documents and grant all necessary powers of attorney for the transfer of one hundred per cent (100%) right and interest in the MINING LOTS and the Concession Rights then existing to the MINING LOTS in favor of LAGARTOS within a period of not longer than three (3) days following the date on which LAGARTOS has exercised the Option and, in all cases, such transfer shall be made according to the formalities provided by legislation in effect, including the confirmation before a Public Notary, official recording and registration of the applicable documents and the transfer of the MINING LOTS.

2.11

In case for any reason CORALILLO does not grant (or formalize) the documents by which the MINING LOTS and the Concession Rights over the MINING LOTS are transferred to LAGARTOS, as above indicated in section 2.10, CORALILLO agrees that the following power of attorney shall be effective:

“Subject to LAGARTOS proving to the individual, entity or agency granting said power of attorney that LAGARTOS has covered each and every one of their obligations to CORALILLO under this contract, a special power of attorney is granted, as wide as may be lawful, in favor of Messrs

Porfirio Cesar Augusto Padilla Lara or Peter Kenneth McNeill Megaw so that any of them may carry out all steps, procedures and sign any document necessary on behalf of CORALILLO, so that it transfers in favor of MINERA LAGARTOS, S.A. DE C.V. or the individual or legal entity that such company indicates, the ownership of the rights derived from the mining concessions and applications for mining concessions which at the time of exercise of this power of attorney are in effect, which presently are included in the titles listed of page 1 of this Agreement, issued by the General Direction of Mining, located in the Municipality of Santa Eulalia, Chihuahua, Likewise, the attorneys may carry out the procedures which become necessary before any authority or individual in order to formalize the transfer of property in respect of the said mining concessions.”

3.

ROYALTIES

3.1

Unless LAGARTOS and CORALILLO enter into a joint venture as described in Section 2.1(c)(ii), LAGARTOS is bound to pay CORALILLO a royalty (the "Royalty") equal to 2.5% of the NSR obtained from the Property.

3.2

LAGARTOS will pay to CORALILLO the applicable Royalty within 60 calendar days after the end of every calendar quarter based on the payments actually received by LAGARTOS during that quarter. To every payment LAGARTOS will attach a statement that shows the Royalty calculation. CORALILLO will give LAGARTOS a receipt on payment of each Royalty.

3.3

CORALILLO may assign and/or divide its Royalty in whole or in part to its shareholders and/or their heirs at any time without restriction. CORALILLO shall notify LAGARTOS in writing within thirty (30) days of any such assignment and all subsequent Royalties shall be paid directly to the assignees. This right shall not be subject to the restrictions set out in Clause 12 below.

4.

COLLECTION RIGHTS

4.1

CORALILLO shall have the exclusive rights to collect and market Mineral Specimens, mineral crystals, rock specimens and lapidary materials from the Property, providing said activity does not materially interfere with exploration or exploitation on the Property.  This shall not in any manner limit LAGARTOS’s or the mine operator’s ability to take routine outcrop or mine samples of any kind.  These exclusive collecting and marketing rights shall continue on the same basis once Commercial Production is initiated if the Operator agrees to allow collecting at all. Should the Operator terminate CORALILLO’s collecting privileges, for reasons other than demonstrable malfeasance or negligence on CORALILLO’s part, and later decide to reinitiate them, then CORALILLO’s rights as outlined above shall be reinstated. CORALILLO’s personnel shall be permitted access to so collect and given access to mining equipment and facilities to do so as long as it does not interfere materially with production from the MINING LOTS. The first 2000 kg of specimens may be removed by CORALILLO from the MINING LOTS annually as specimens at no cost to CORALILLO. It is anticipated that the maximum amount of specimens collected will not exceed 5000 kg per year, or as otherwise agreed by the parties. Any amounts in excess of 2000 kg of specimens shall be sold by CORALILLO with 25% of the profit from said sales being credited to LAGARTOS against NSR payments due to CORALILLO under section 3.1. In order to maintain specimen market value, CORALILLO shall have sole discretion regarding rate and location of specimen sales. CORALILLO shall cooperate with LAGARTOS in arranging a public museum donation program in accordance with a policy agreed to by LAGARTOS and CORALILLO.

5.

AFTER ACQUIRED PROPERTY

5.1

During the term of this Agreement, all property acquired by LAGARTOS, CORALILLO or any of their Affiliates within the borders of the MINING LOTS shall become part of the PROPERTY and included under this Agreement.

6.

TERMINATION

6.1

At any time prior to the exercise of the Option, LAGARTOS may elect to waive the Option and terminate this Agreement by (a) not complying with the obligations provided in section 2.1 of this Agreement and, (b) not remedying such non-compliance pursuant to section 7.1, and in such case, the act of non-compliance will itself be the formality required to terminate this Agreement.  However, LAGARTOS will continue to be bound to pay taxes over the MINING LOTS for the following semester and LAGARTOS must give notice within 60 (sixty) days prior to the deadline of a Payment mentioned in section 2.1(a) above or be responsible for making that Payment.  Upon the waiver of the Option and termination of this Agreement by LAGARTOS in such manner, CORALILLO will thereupon have the right to repossess the MINING LOTS, and LAGARTOS will have no further rights or obligations related to same except with respect to any environmental liabilities, including but not limited to environmental rehabilitation and restoration, stemming from its activities on the MINING LOTS subject to the provisions of Section 2.8.

6.2

Except as provided in section 6.1 above, in the event this Agreement for any reason terminates prior to the exercise of the Option, there will not be any penalty to LAGARTOS, who will be authorized to remove within ninety (90) days all its equipment, material, machinery and other facilities that belong to it, provided that it does not damage the MINING LOTS, on the understanding that such facilities, equipment and material shall be the sole and exclusive property of LAGARTOS.

6.3

On termination or abandonment, LAGARTOS must have performed sufficient assessment work to satisfy the applicable government work commitment costs on the Property through to the end of the tax period during which the Property is returned to CORALILLO.

6.4

If LAGARTOS terminates this Agreement, it shall:

(a)

give a true and complete copy of all its data and reports, including but not limited to geological, geochemical, geophysical, engineering and all technical reports respecting the property to CORALILLO within sixty (60) days of termination; and

(b)

transfer to CORALILLO at no cost, the rights to any other properties held by it within the internal boundaries of the MINING LOTS.  CORALILLO shall have thirty (30) days to determine if it wishes to assume the additional properties as aforesaid and shall notify LAGARTOS accordingly.

7.

NON-COMPLIANCE

7.1

Notwithstanding any provision to the contrary in this Agreement, if any party (the "Non-Complying Party") is in a state of non-compliance with any obligation provided for in this Agreement, the party affected by such non-compliance (the "Affected Party") shall give notice ("Notice of Non-Compliance") to the Non-Complying Party, specifying the non-compliance, in order that:

(a)

within thirty (30) days following reception of the Notice of Non-Compliance regarding failure to effect payment of the amounts to be paid under the terms of this Agreement, the non-complying Party effects them;

(b)

within a period of thirty (30) days following reception of the Notice of Non-Compliance for a reason other than non-payment in accordance with paragraph (a) above, the Non-Complying Party remedies any breach which may be easily remedied within such period; or

(c)

in the event that the non-compliance is of such nature that it cannot be easily remedied within the period referred to paragraph (b) above, the Non-Complying Party shall commence the necessary actions to remedy it, which shall occur within one hundred and twenty (120) days following the Notice of Non-Compliance.

7.2

The Affected Party shall be empowered, upon notice to the Non-Complying Party, to seek any remedy applicable to such non-compliance, without prejudice to rescission of this Agreement and to apply for compulsory compliance with the obligations of the other party and to apply for payment of corresponding damages.

8.

FORCE MAJEURE

8.1

LAGARTOS and MEGA shall not be responsible for failure to comply with their obligations under this Agreement due to a cause beyond their control, such as acts of God or force majeure, each of which being referred to as an "Event derived from Act of God or Force Majeure", including without limitation, acts of God, fire, storm, flood, explosions, strikes, lockouts and other industrial disturbances, acts of public enemies, war, whether declared or not, disturbances, revolts, laws, regulations and orders from Government authorities including the departments of protection of the environment and material and supplies not available to LAGARTOS due to strikes or other causes not under LAGARTOS´s or MEGA's control.

8.2

All terms provided in this Agreement shall be extended for a period equivalent to the delay which has been caused by an Event derived from Act of God or Force Majeure under the terms of section 8.1 above.

8.3

The party who is in the situation provided for in section 8.1 of this Agreement shall make reasonably diligent efforts to minimize the negative effects of any Event derived from Act of God or Force Majeure and, if possible, will comply with its obligations in an appropriate manner.

9.

CONFIDENTIALITY

9.1

Unless approved by the other parties, such approval not to be unreasonably withheld, all information and data with respect to the MINING LOTS provided under the terms of this Agreement during the Option Exercise Period shall be kept confidential, subject to the right of any of the parties to provide such information (including the initial information provided by CORALILLO to LAGARTOS) when required by law or regulatory authorities, including but not limited to stock exchanges, LAGARTOS´s shareholders, MEGA's shareholders or their respective affiliates.

10.

NOTICES

10.1

Any notice, instruction or any other communication required, which is made under this Agreement, shall be made in writing and delivered to the other party, or sent by means of courier, in any case, to the following addresses:

(a)

If to LAGARTOS, to:
Avenida Trece No. 100
Col. Bugambilias
Hermosillo, Sonora
C.P. 83140
Attention: Ing. Porfirio Padilla Lara
Telephone: 011-52(62)15 74 77
Fax No.: 011-52(62)15 86 22

(b)

If to MEGA, to:

3310 Mathers Avenue
West Vancouver, British Columbia
V7V 2K5
Attention: Dave Pearce
Telephone: (604) 922-0010
Fax No.: (604) 922-6674

(c)

If to CORALILLO, to:
Avenida Trece No. 100
Col. CORALILLO
Hermosillo, Sonora
C.P. 83140
Attention: Ing. Porfirio Padilla Lara
Telephone: 011-52(62)15 74 77
Fax No.: 011-52(62)15 86 22

With a copy to IMDEX Incorporated
P.O. Box 65538
Tucson, Arizona
85728 USA

or in case courier services used:
5800 North Camino Escalante
Tucson, Arizona 85718
Attention: Dr. Peter MEGAW
Phone: 520-529-2231
Fax: 520-797-3955

10.2

Any notice, instruction or any other communication delivered, whether in person or by courier, shall be considered effectively delivered and received on the day on which it has been delivered.

10.3

Either party may give to the other, at any time, notice of change of address, and from the time of such notice, the address or addresses indicated in the notice shall be considered as the address of the party who gave the notice for the purposes of this Agreement.

11.

CORALILLO RIGHT OF FIRST REFUSAL

11.1

LAGARTOS may not assign any right or obligations with respect to this Agreement to any individual or corporation or entity other than its Affiliate unless the right, title or interest to be assigned, sold or transferred has first been offered to CORALILLO on the same terms and conditions, stated in cash or its equivalent, payable in cash within 30 days from acceptance, as contained in a bona fide arm´s length offer received from, or made by LAGARTOS to a third party wishing to acquire such right, title or interest, and if CORALILLO has not, within a period of thirty (30) days from its receipt of such offer from LAGARTOS, accepted said offer, LAGARTOS may complete such transaction with such third party within a period of sixty (60) days following the expiry of the thirty (30) day period upon the terms and conditions of said offer, failing which such right, title or interest must again be offered to CORALILLO. Any dispute as to the cash equivalent of such an offer will be finally resolved by the auditors of CORALILLO. If CORALILLO accepts LAGARTOS' offer, it will have a further thirty (30) days from such acceptance to complete such offer from LAGARTOS.

11.2

In the case of any transfer to a third party in accordance with section 11.1, such third party must enter into a written agreement with CORALILLO, in form satisfactory to CORALILLO, agreeing to be bound by the terms and conditions of this agreement.

12.

LAGARTOS RIGHT OF FIRST REFUSAL

12.1

Subject to section 3.3, CORALILLO and its assignees pursuant to section 3.3 may not assign, sell, transfer or otherwise howsoever dispose of any of its right, title or interest in or to, or grant to any party any right or option to acquire any of the CORALILLO´s right, title or interest in or to, this Agreement or the Property or, following the exercise of the Option, CORALILLO´s Royalty interest unless and until the right, title or interest to be assigned, sold or transferred has first been offered to LAGARTOS on the same terms and conditions, stated in cash or its equivalent, payable in cash within 30 days from acceptance, as contained in a bona fide arm´s length offer received from, or made by CORALILLO to a third party wishing to acquire such right, title or interest, and if LAGARTOS has not, within a period of thirty (30) days from its receipt of such offer from CORALILLO, accepted said offer, CORALILLO may complete such transaction with such third party within a period of sixty (60) days following the expiry of the thirty (30) day period upon the terms and conditions of said offer, failing which such right, title or interest must again be offered to LAGARTOS.  Any dispute as to the cash equivalent of such an offer will be finally resolved by the auditors of LAGARTOS. If LAGARTOS accepts CORALILLO's offer, it will have a further thirty (30) days from such acceptance to complete such offer from CORALILLO.

12.2

In the case of any transfer to a third party in accordance with section 12.1, such third party must enter into a written agreement with LAGARTOS, in form satisfactory to LAGARTOS, agreeing to be bound by the terms and conditions of this agreement.

13.

GENERAL PROVISIONS

13.1

If any term of this Agreement is not strictly applied, or either of the parties consents to any action carried out by the other party, or waives any provision provided herein, the said waiver or omission shall not be considered as a permanent waiver of the said provision and its exercise shall only be considered waived or omitted on that occasion, without being considered as a waiver or excuse for any past or future compliance.

13.2

Each of the parties undertakes from time to time to carry out acts and execute documents which are necessary, as may be reasonably required, for the purpose of properly complying with the terms of this Agreement, on the understanding that this section 13.2 shall not constitute any obligation of parties to grant guarantees.

13.3

Without the prior written consent of the other parties, none of the parties shall use the name of the other for any purpose related to the MINING LOTS whether directly or indirectly, except when so required by this Agreement or any securities regulatory authority, the rules of any stock exchange or by any law, statutory requirement or regulation.

13.4

This Agreement may only be amended by agreement in writing entered into between the parties.

13.5

This Agreement shall enure to the benefit of and be binding upon the parties and their respective successors and assigns.

13.6

This Agreement shall be interpreted in accordance with the laws of the Republic of Mexico. The competent tribunals of Hermosillo, Sonora, México, shall be competent to deal with any litigation, dispute or claim arising from or related to this Agreement, for which the parties expressly waive any jurisdiction which may apply to them by virtue of their present or future domicile.

13.7

If any one of the provisions of this Agreement are invalid, illegal or not enforceable in any manner, they shall not affect the validity, legality and enforceability of the remaining parts or sections of this Agreement.

14.

ACCEPTANCE FOR REGISTRATION

14.1

This Agreement shall be registered in the Public Register of Mining and for that purpose the parties shall cooperate in obtaining said registration, including taking all steps necessary to have this Agreement translated into Spanish within 15 days of the execution of this Agreement.

15.

EXECUTION IN COUNTERPARTS

15.1

This Agreement may be signed in counterparts and, when each party has executed a counterpart, each of such counterparts shall be deemed to be an original and all of such counterparts when taken together shall constitute one and the same agreement.  Counterparts signed and delivered by facsimile transmission shall be deemed to be effective as if delivered in original.

This Contract is signed in quadruplicate at  Hermosillo, Sonora, Mexico on the 18th  day of November 2002.

LAGARTOS

"Ing. Porfirio Cesar Augusto Padilla Lara"

___________________________________________

MINERA LAGARTOS, S.A. DE C.V.

Represented by Ing. Porfirio Cesar Augusto Padilla Lara

CORALILLO

"Ing. Porfirio Cesar Augusto Padilla Lara"

___________________________________________

MINERA CORALILLO S.A. DE C.V.

Represented by Ing. Porfirio Cesar Augusto Padilla Lara

MEGA

"Dave Pearce"

___________________________________________

Mega Capital Investments Inc.

Represented by David G. S. Pearce

SCHEDULE A

DEFINITION OF NET SMELTER RETURNS OR NSR

"Net Smelter Returns" means the actual proceeds received from any mint, smelter, refinery or other purchaser for the sale of ores, metals (metals shall include bullion) or concentrates produced from the Property and sold, after deducting from such proceeds the following charges levied by third parties to the extent that they were not deducted by the purchaser in computing payment: marketing costs; smelting and refining charges; penalties; assay costs and umpire assay costs; and costs of freight and handling of ores, metals or concentrates from the Property to any mint, smelter, refinery, or other purchaser including costs of insurance.

The determination of "Net Smelter Returns" hereunder is based on the premise that production will be developed solely on the Property.  If other properties are incorporated in a single mining project and metals, ores or concentrates pertaining to each are not readily segregated on a practical or equitable basis, the allocation of actual proceeds received and deductions therefrom shall be negotiated between the parties, and, if the parties fail to agree on such allocation, shall be referred to one arbitrator to be appointed pursuant to the Mexican equivalent of the Commercial Arbitration Act (British Columbia) and the arbitrator shall have reference first to this Agreement and then, if necessary, to practices used in mining operations that are of a similar nature.  The arbitrator shall be entitled to retain such independent mining consultants as it considers necessary.  The decision of the arbitrator shall be final and binding on the parties hereto.